Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of CenterState Bank Corporation (formerly known as CenterState Banks, Inc.) of our report dated February 28, 2018 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of CenterState Bank Corporation (formerly known as CenterState Banks, Inc.) for the year ended December 31, 2017, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Crowe LLP

Franklin, Tennessee

July 17, 2018